Exhibit 99.1

Biodesix Announces Preliminary Fourth Quarter and Full-Year 2025 Results (Unaudited)

Estimated Q4 2025 Revenue of $28.8 million, an increase of 41%;

Grew full-year revenue to an estimated $88.5 million, an increase of 24%;

Affirms guidance of Adjusted EBITDA positivity in Q4 2025.

LOUISVILLE, Colo., January 12, 2026 (GLOBE NEWSWIRE) – Biodesix, Inc. (Nasdaq: BDSX) (the company), a leading diagnostic solutions company, today announced its preliminary financial results for the fourth quarter and year ended December 31, 2025 (fiscal 2025). The financial results included in this release pertaining to the fourth quarter and fiscal 2025 are preliminary, unaudited, and subject to final review and adjustment.

“Biodesix finished 2025 with a strong fourth quarter delivering full year estimated revenue of $88.5 million, exceeding the top end of our increased guidance of $84-$86 million,” said Scott Hutton, Chief Executive Officer. “Throughout the year, we delivered accelerating growth in our Lung Diagnostics testing revenue, driven by an increase in test volumes and continued expansion of reimbursement. We also grew our Development Services revenue while advancing key partnerships.

2025 was another significant year for Biodesix as we presented and published new clinical and health economic data that directly support both our on-market and pipeline products. Based on our strong revenue flow-through and operating leverage, we are affirming our expectation of positive Adjusted EBITDA in the fourth quarter. I am exceptionally proud of the Biodesix team’s accomplishments in 2025 and their unwavering commitment to the healthcare professionals and the patients we serve. I look forward to building on this momentum in 2026.”

Preliminary Unaudited Fourth Quarter and Full-Year 2025 Financial Highlights

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Total revenue is estimated to be $28.8 million and $88.5 million for the fourth quarter and fiscal 2025, respectively, an increase of 41% and 24% over the respective prior year comparable periods;
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Lung Diagnostics revenue is estimated to be $25.2 million and $79.2 million for the fourth quarter and fiscal 2025, respectively, an increase of 47% and 22% over the respective prior year comparable periods. Test volumes were 18,000 and 62,600 for the fourth quarter and fiscal 2025, respectively, an increase of 23% and 15% over the respective prior year comparable periods. The increase in Lung Diagnostics revenue was driven by growth in test volumes, an increase in average revenue per test, and approximately $1.0 million in collections from claims older than one year. Lung Diagnostics revenue excluding claims older than one year was $24.2 million, with core organic growth of 41% over the prior year comparable period;
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Development Services revenue is estimated to be $3.6 million and $9.3 million for the fourth quarter and fiscal 2025, respectively, an increase of 13% and 41% over the respective prior year comparable periods.
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Cash and cash equivalents of $19.0 million as of December 31, 2025, a 14% increase over the third quarter of 2025, which is inclusive of $2.3 million in at-the-market proceeds during the quarter. Excluding the at-the-market proceeds, the cash balance was $16.7 million, an increase of $0.1 million compared with the cash balance of $16.6 million at the end of the third quarter of 2025.

The financial information above is preliminary and subject to Biodesix’s normal quarter and year-end accounting procedures and external audit by the company's independent registered public accounting firm. In addition, these preliminary unaudited results are not a comprehensive statement of the company’s financial results for the year ended December 31, 2025, should not be viewed as a substitute for full, audited financial statements prepared in accordance with generally accepted accounting principles, and are not necessarily indicative of the company’s results for any future period.

About Biodesix

Biodesix is a leading diagnostic solutions company, driven to improve clinical care and outcomes for patients. Biodesix Diagnostic Tests, marketed as Nodify Lung® Nodule Risk Assessment and IQLung® Cancer Treatment Guidance, support clinical decisions to expedite personalized care and improve outcomes for patients with lung disease. Biodesix Development Services enable the world’s leading biopharmaceutical, life sciences, and research institutions with scientific, technological, and operational capabilities that fuel the development of diagnostic tests, tools, and therapeutics. For more information, visit biodesix.com.

Trademarks: Biodesix, Biodesix Logo, Nodify Lung, and IQLung are trademarks or registered trademarks of Biodesix, Inc.

Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical fact, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” “opportunity,” “goals,” or “should,” and similar expressions are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Biodesix has based these forward-looking statements largely on its current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions. Forward-looking statements may include information concerning possible or assumed future results of operations, including descriptions of our revenues, profitability, outlook, and overall business strategy, the timing and assumptions regarding collection of revenues on projections, availability of funds and future capital, the anticipated impact and benefits of new clinical data, reimbursement coverage and research partnerships, the impact of enhanced U.S. tariffs, import/export restrictions or other trade barriers on the company and its operations and financial performance and management’s preliminary views regarding the company’s performance. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of our most recent Annual Report on Form 10-K, filed March 3, 2025, or subsequent quarterly reports on Form 10-Q during 2025, as applicable. Biodesix undertakes no obligation to revise or publicly release the results of any revision to such forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.

Media:

Natalie St. Denis

Natalie.StDenis@biodesix.com

(720) 925-9285

Investors:

Chris Brinzey

Chris.Brinzey@icrhealthcare.com

(339) 970-2843